Filed by Coastline Corporate Services, Inc. – 727-596-6095

UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 2, 2007

CryoPort, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-51578	88-0313393
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

20382 Barents Sea Circle, California	92630
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (949) 470-2300

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 1 4a- 12 under the Exchange Act (17 CFR 240.1 4a- 12)

☐	Pre-commencement communications pursuant to Rule 1 4d-2(b) under the Exchange Act (17 CFR 240.1 4d-2(b))

☐	Pre-commencement communications pursuant to Rule 1 3e-4(c) under the Exchange Act (17 CFR 240.1 3e-4(c))

 Copies to:

Marc J. Ross, Esq.

Louis A. Brilleman, Esq.

Sichenzia Ross Friedman Ference LLP

61 Broadway, 32nd Floor

New York, New York 10006

Tel: (212) 930-9700

Fax: (212) 930-9725

Filed by Coastline Corporate Services, Inc. – 727-596-6095

Item 1.01 Entry into a Material Definitive Agreement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Item 3.01 Unregistered Sales of Equity Securities

On October 1, 2007, Cryoport, Inc. (the “Company”) entered into and completed the transactions contemplated under a Securities Purchase Agreement with a number of accredited investors providing for the issuance of the Company’s Original Issue Discount 8% Senior Secured Convertible Debentures (the “Debentures”) having a principal face amount of $4,707,705 and generating gross proceeds to the Company of $4,001,551.  After accounting for commissions and legal and other fees, the net proceeds to the Company totaled $3,436,551.25.

The entire principal amount under the Debentures is due and payable 30 months after the closing date.  Interest payments will be payable in cash quarterly commencing on January 1, 2008.  The Company may elect to make interest payment in shares of common stock provided, generally, that the Company is not in default under the Debentures and there is then in effect a registration statement with respect to the shares issuable upon conversion of the Debentures or in payment of interest due thereunder.  If the Company elects to make interest payment in common stock, the conversion rate will be the lesser of (a) the Conversion Price (as defined below), or (b) 85% of the lesser of (i) the average of the volume weighted average price for the ten consecutive trading days ending immediately prior to the applicable date an interest payment is due or (ii) the average of such price for the ten consecutive trading days ending immediately prior to the date the applicable shares are issued and delivered if such delivery is after the interest payment date.

At any time, holders may convert the Debentures into shares of common stock at a fixed conversion price of $0.84, subject to adjustment in the event the Company issues common stock (or securities convertible into or exercisable for common stock) at a price below the conversion price as such price may be in effect at various times (the “Conversion Price”).

Following the effective date of the registration statement described below, the Company may force conversion of the Debentures if the market price of the common stock is at least $2.52 for 30 consecutive days.  The Company may also prepay the Debentures in cash at 120% of the then outstanding principal.

The Debentures rank senior to all current and future indebtedness of the Company and are secured by substantially all of the assets of the Company.

In connection with the financing transaction, the Company issued to the investors five-year warrants to purchase 5,604,411 shares of the Company’s common stock at $0.92 per share and two-year warrants to purchase 1,111,111 shares of common stock at $0.90 per share and 937,500 shares of common stock at $1.60 per share (collectively, the “Warrants”).

The Company also entered into a registration rights agreement with the investors that requires the Company to register the shares issuable upon conversion of the Debentures and exercise of the Warrants within 45 days after the closing date of the transaction.  If the registration statement is not filed within that time period or is not declared effective within 90 days after the closing date (120 days in the event of a full review by the Securities and Exchange Commission), the Company will be required to pay liquidated damages in cash in an amount equal to 2% of the total subscription amount for every month that the Company fails to attain a timely filing or effectiveness, as the case may be.

Joseph Stevens and Company acted as sole placement agent in connection with the transaction.  The Company paid to the placement agent cash in the amount of $440,000 and issued warrants to purchase 560,364 shares of the Company’s common stock at $0.84 per share.

Filed by Coastline Corporate Services, Inc. – 727-596-6095

All securities were issued pursuant to an exemption from registration in reliance on Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and based on the investors’ representations that they are “accredited” as defined in Rule 501 under the Securities Act.

 The transaction documents related to this convertible debenture will be filed as exhibits with the Company’s September 30, 2007 10Q-SB filing.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CryoPort, Inc. (Registrant)

Date: October 2, 2007
By:	/s/ Peter Berry Peter Berry,
Chief Executive Officer, President

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